Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Dynegy Inc.’s Registration Statement No. 333-191540 on Form S-3 and Registration Statement No. 333-184590 on Form S-8, of our report dated September 19, 2014, relating to the combined financial statements of the Midwest Generation Business of Duke Energy Corporation (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to certain income and expense allocations), appearing in the Current Report on Form 8-K of Dynegy Inc. dated October 6, 2014.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
October 6, 2014